Exhibit 12
                                                             Motorola, Inc.
                           Ratio of Earnings to Fixed Charges


                   Three Months Ended           Years Ended December 31,

(In Millions)        April 1,  April 2,
                     1995      1994     1994     1993    1992    1991    1990


Pretax income(1)      $586     $445     $2447    $1481   $809    $614    $665

Capitalized interest    0	        0         0        0      (1)     (4)     (7)

Fixed charges
(as calculated below)   58       66       277      254    269     241     237


Earnings(2)           $644     $511     $2724    $1735   $1077   $851    $895



Fixed charges:

Interest expense      $42     $51      $215     $203    $219     $194    $193


Rent expense interest
factor                 16      15       62       51      50       47      44


Total fixed charges   $58     $66      $277     $254    $269     $241    $237
 (3)

Ratio of earnings to
fixed charges         11.1    7.7      9.8      6.8     4.0      3.5     3.8





(1) After adjustments required by Item 503 (d) (3) (ii), (iii) and (iv) of SEC Regulation S-K.
(2)  As defined in Item 503 (d) (3) of SEC Regulation S-K.
(3)  As defined in Item 503 (d) (4) (i) of SEC Regulation S-K.